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                                                                   Exhibit 10.59

                              AMENDED AND RESTATED
                            LOAN AND PLEDGE AGREEMENT

THIS AMENDED AND RESTATED LOAN AND PLEDGE AGREEMENT (this "Amended Agreement"), dated as of November 21, 2002, is made by and between Baldwin Technology Company, Inc. ("Payee"), a Delaware Corporation with an office and principal place of business in Shelton, Connecticut, and John T. Heald, Jr. ("Payor"), residing in Westport, Connecticut.

WHEREAS, Payor and Payee previously entered into a Loan and Pledge Agreement dated as of October 17, 2001 (the "Agreement"); and

WHEREAS, the parties now wish to amend and restate the Agreement upon the terms and conditions as hereinafter set forth;

NOW, THEREFORE, Payor and Payee hereby agree as follows:

Section 1. LOAN AGREEMENT

In October 2001, Payee made a loan to Payor (the "Loan") in the principal amount of six hundred seventy-five thousand ($675,000.00) dollars, payable upon the demand of Payee, in order to enable Payor to purchase 375,000 shares of Class B Common Stock of Payee. The Loan was evidenced by a promissory note dated October 17, 2001 of even date therewith (the "Original Note"), in the principal amount of six hundred seventy-five thousand ($675,000.00) dollars.

Payor pledged to Payee, as security collateral for the Loan, 375,000 shares of Class B Common Stock of Payee (the "Pledged Shares") pursuant to the pledge provisions set forth in the Agreement.

Payor repaid $225,000 of the principal amount of the Loan by surrendering to Payee the right to receive from Payee supplemental retirement benefits in the amount of $225,000 with the result that there remains unpaid $450,000 principal amount of the Loan, and interest accrued but unpaid thereon in the amount of $36,893.84.

The parties have agreed to amend the Loan, cancel the Original Note and substitute a new promissory note in the principal amount of four hundred fifty thousand ($450,000.00) dollars, plus accrued but unpaid interest of thirty-six thousand eight hundred ninety-three and 84/100 ($36,893.84) dollars, dated of even date herewith (the "Note") a copy of which is attached hereto.

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Amended and Restated Loan and Pledge Agreement
November 21, 2002
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Section 2. PLEDGE AGREEMENT

In connection with the Loan, Payor executed and delivered to Payee the Original Note and pledged the Pledged Shares to secure payment of all amounts owing under the Original Note. Payor hereby agrees to execute and deliver to Payee the Note, and hereby re-pledges with and re-hypothecates to Payee the Pledged Shares, as collateral security for the prompt and complete payment, in full, when due, of all principal and interest on and all other amounts, if any, that may become due under the terms of the Note, as amended, and of the $36,893.84 of interest accrued but unpaid under the Original Note. Payor has delivered to Payee stock certificates representing the Pledged Shares, and agrees to deliver to Payee stock powers and a proxy, coupled with an interest, duly executed by Payor, covering the Pledged Shares.

Section 3. PAYOR'S REPRESENTATIONS AND WARRANTIES

Payor represents and warrants to Payee that Payor owns the Pledged Shares free and clear of all liens, claims, charges and other encumbrances (except as provided for by this Amended Agreement). Payor agrees that during the term of this Amended Agreement, he will continue to own the Pledged Shares free and clear of all liens, claims, charges and other encumbrances (except as provided by this Amended Agreement).

Section 4. VOTING RIGHTS, ETC.

So long as any amounts of principal or interest remain outstanding under the Loan, Payor shall not be entitled to vote the Pledged Shares or give consents, ratifications or waivers in respect thereof; Payor hereby grants to the Chief Executive Officer of Payee all rights to vote said shares unless and until the Loan is paid in full. Said right to vote said shares is coupled with an interest.

Section 5. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an "Event of Default" as that term is used in this Agreement; provided, however, that upon the occurrence of any Event of Default under Section 5(iii) or Section 5(iv), Payor shall have thirty (30) days after receiving written notice from Payee of such an Event of Default within which to cure such Event of Default:

      (i) Default in the payment, when due, of any installment of interest on the Note unless waived or extended by Payee;

      (ii) Default in the payment, when due, of any principal of the Note unless waived or extended by Payee;

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Amended and Restated Loan and Pledge Agreement
November 21, 2002
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      (iii) The breach of any covenant, representation or warranty of Payor contained in this Amended Agreement;

      (iv) The failure of Payor to perform any of his obligations under this Amended Agreement.

Section 6. RIGHTS FOLLOWING AN EVENT OF DEFAULT

Upon the occurrence of any Event of Default, Payee may, at its sole election, exercise any or all of the following rights:

      (i) Transfer into Payee's name, or into the name of Payee's nominee(s), any or all of the Pledged Shares; or

      (ii) Sell, transfer, assign, pledge, convey or make any agreement with respect to the Pledged Shares, which right Payee agrees to make reasonable efforts to exercise prior to commencing any court proceedings to enforce Payee's rights under the Note or this Amended Agreement.

Section 7. APPLICATION OF PROCEEDS

The proceeds of any sale, transfer, assignment, pledge or conveyance of the Pledged Shares pursuant to Section 6 (ii) shall be applied by Payee as follows:

      (i) First, to the payment of all costs and expenses incurred by Payee in connection with Payee's actions pursuant to Section 6, including, but not limited to, all court costs and fees and expenses of the agents and legal counsel of Payee, and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder:

      (ii) Second, to the payment in full of the outstanding principal of and accrued and unpaid interest on the Note; and

      (iii) Third, to Payor, his successors and assigns, or as a court of competent jurisdiction may otherwise direct.

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Amended and Restated Loan and Pledge Agreement
November 21, 2002
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Section 8. TERMINATION OF EMPLOYMENT

Payor's employment with Payee terminated November 29, 2002. Payee agrees that for a period of two years after such termination, Payee will not demand payment of the outstanding principal of and accrued and unpaid interest on the Note or the accrued and unpaid interest on the Original Note.

Section 9. MISCELLANEOUS

Notices under this Amended Agreement shall be in writing and delivered to the parties at the addresses specified below. This Amended Agreement shall be binding and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns but shall not be assignable by any party without the written consent of the other. This Amended Agreement shall not be amended, modified, waived discharged or terminated except by a writing executed by the parties hereto. This Amended Agreement may be executed in any number of counterparts and shall be governed by and construed in accordance with the laws of the State of Connecticut.

PAYEE                                                PAYOR
Baldwin Technology Company, Inc.                     John T. Heald, Jr.


--------------------------------                     -------------------------
By: Gerald A. Nathe                                  John T. Heald, Jr.
Its Chairman, President and Chief Executive Officer


Address for notices:                                 Address for notices:
12 Commerce Drive                                    3 Daniel Court
Shelton, CT 06484                                    Westport, CT 06880